EXHIBIT 23.5

Consent of PricewaterhouseCoopers LLP,

Independent Registered Certified Public Accounting Firm

Dated October 1, 2007

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-11 of our report dated March 26, 2007, relating to the financial statements and financial statement schedules of CNL Income Properties, Inc., and its subsidiaries, and our reports dated March 26, 2007 relating to the financial statements of CNL Village Retail Partnership, LP and its subsidiaries, CNL Dallas Market Center, L.P. and its subsidiaries and CNL Income GW Partnership, LLLP and its subsidiaries, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Orlando, Florida
October 1, 2007